Exhibit 10.3

EMPLOYMENT AGREEMENT

Amended and Restated as of December 29, 2008

This Amended and Restated Employment Agreement (“Agreement”) is dated as of December 29, 2008 by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1 Crescent Drive, Suite 203, Navy Yard, Philadelphia, Pennsylvania 19112 (“RAI”) and STEVEN J. KESSLER (“Kessler”).

BACKGROUND

WHEREAS, Kessler and RAI are parties to an Employment Agreement dated October 5, 1999 (“Existing Agreement”); and

WHEREAS, RAI and Kessler desire to amend the Existing Agreement to comply with section 409A of the Code (as defined below) and to make other appropriate changes to comply with applicable law.

TERMS

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound hereby, RAI and Kessler agree that the Existing Agreement is amended and restated to read as follows:

1.           Employment.  During the term of this Agreement, Kessler shall be employed as the Executive Vice President and Chief Financial Officer of RAI.

2.           Duties.  Kessler shall report to and accept direction from the Chairman of the Board (as defined below) and from the Board.  Kessler shall serve RAI diligently and to the best of his abilities, but Kessler shall be required to devote only so much of his time and attention to the business of RAI as may be required to fulfill his duties.  It is recognized that Kessler in the past has participated, and it is agreed that Kessler in the future may participate in business endeavors separate and apart from RAI.

3.           Term.  Kessler’s employment hereunder shall continue in full force and effect for a period of three (3) years, unless sooner terminated in accordance with the provisions hereof.  Such term shall automatically extend so that on any day that this Agreement is in effect, it shall have a then current term of three (3) years.  Such automatic extensions shall cease upon RAI’s written notice to Kessler of its election to terminate this Agreement at the end of the three (3) year period then in effect.

4.           Compensation.

              a)           Base Compensation.  During the period of employment, RAI shall pay to Kessler “Base Compensation” to be established by the Board, which was initially as of the date of the Existing Agreement in an amount equal to Three Hundred Thousand Dollars ($300,000) per annum base compensation (the “Initial Level”).  The Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers, and the historical practice of RAI’s compensation of Kessler.  It is understood that RAI, through the compensation committee of the Board, will review Kessler’s performance on an annual basis and increase or decrease (but in no event below the Initial Level) such Base Compensation, based upon Kessler’s performance.

b)           Incentive Compensation.  During the period of employment Kessler may receive incentive compensation in the form of cash bonus payments, stock option grants and other forms of incentive compensation, based upon Kessler’s performance.

c)           Reimbursement of Expenses.  RAI shall reimburse Kessler for all reasonable expenses incurred by Kessler in the performance of his duties, including (without limitation) expenses incurred during business-related travel.

5.           Benefits.

Kessler shall be entitled to receive the following benefits from RAI independent of any other benefits which Kessler may receive from RAI or otherwise:

a)           Participation in Benefit Plans.  Kessler will participate in all employee benefit plans in effect during the term of Kessler’s employment hereunder.

b)           Temporary Disability.  During any period that Kessler fails to perform his duties hereunder as a result of incapacity due to physical or mental illness Kessler shall continue to receive his full compensation at the rate then in effect for such period until his employment is terminated pursuant to paragraph 6(b) hereof.

6.           Termination.

Kessler’s employment hereunder shall terminate as follows:

a)           Death.  Kessler’s employment shall terminate automatically upon the death of Kessler.

b)           Disability.  RAI may terminate this Agreement if Kessler becomes disabled by reason of any physical or mental disability whatsoever for more than two hundred forty (240) days in the aggregate during any calendar year and the Board determines, that Kessler, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”);

c)           Termination by Kessler for Cause.  Kessler may terminate his employment for “cause” upon thirty (30) days’ prior written notice to RAI, which notice shall set forth the grounds for such termination.  The notice must be provided within sixty (60) days after the event giving rise to the termination for “cause” occurs.  RAI shall have a period of thirty (30) days during which it may cure any condition reasonably susceptible of cure.  If RAI does not correct the grounds for termination during the thirty (30) day period following the notice of termination, Kessler’s termination of employment for “cause” must become effective within thirty (30) days after the end of the cure period, in order for such termination to be treated as a termination for “cause” under this Agreement.  For the purposes of this paragraph 6(c), “cause” shall be deemed to exist if any of the following shall occur: (i) without the written consent of Kessler, a substantial change in the services or duties required of Kessler hereunder or the imposition of any services or duties substantially inconsistent with, or in diminution of Kessler’s current position, services or  duties, or status with RAI; (ii) failure to continue Kessler’s coverage under any RAI benefit plan as required under paragraph 5(a) except pursuant to a change to a benefit plan that applies to senior executives of RAI generally or is required by law or regulation; or (iii) any material breach by RAI of any provision of this Agreement;

d)           Termination by Kessler Without Cause.  Kessler may terminate this Agreement without cause upon one hundred eighty (180) days prior written notice to RAI.

e)           Change of Control.  Kessler may, in his discretion, terminate his employment upon a Change of Control by sending a Notice of Termination.

f)           Termination by RAI.  Subject to the requirements of Section 7, RAI may terminate this Agreement for any reason upon sixty (60) days prior written notice to Kessler.

7.           Effect of Termination.

a)           Death.  Upon the termination of Kessler’s employment pursuant to paragraph 6(a) hereof due to Kessler’s death, a death benefit shall be paid to Kessler’s estate equal to the total amount payable to Kessler under this Agreement until expiration of the term in effect as of Kessler’s Date of Termination, as provided under Section 3, assuming that Kessler’s total compensation for each year would be equal to the Average Compensation.  The amount to be paid under this Section shall be paid as described in Section 7(d).

b)           Disability.  Upon the termination of Kessler’s employment pursuant to paragraph 6(b) hereof due to Kessler’s Disability, Kessler shall be entitled to receive compensation equal to the product of (i) the Average Compensation, multiplied by (ii) seventy-five percent (75%).  The amount to be paid under this Section shall be paid as described in Section 7(d) and shall not be reduced by any payments made directly to Kessler by an insurance company.

                c)           For Cause; Change of Control.  Upon the termination of this Agreement either (i) by Kessler for cause pursuant to paragraph 6(c) hereof, (ii) by Kessler pursuant to paragraph 6(e) after a Change of Control or (iii) by RAI pursuant to section 6(f) hereof, then RAI shall provide to Kessler the benefits described (the “Severance Benefits”).  All Severance Benefits shall be paid as described in Section 7(d).

(1)           Severance Payment.  In lieu of any further compensation payments to Kessler for periods subsequent to the Date of Termination, RAI shall pay to Kessler an amount equal to the sum of the total amount payable to Kessler under this Agreement until expiration of the term in effect as of Kessler’s Date of Termination, as provided under Section 3, assuming that Kessler’s total compensation for each year would be equal to the Average Compensation.

(2)           Benefits.

(A)           During the thirty-six (36)-month period following Kessler’s Date of Termination (the “Separation Period”), Kessler may elect continued health coverage under RAI’s health plan in which Kessler participated at the Date of Termination, as in effect from time to time, provided that Kessler shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time.

(B)           RAI shall pay Kessler an amount equal to the COBRA Premium cost of continued health coverage under RAI’s health plan for the Separation Period, less the premium charge that is paid by RAI employees for such coverage, as in effect on Kessler’s Date of Termination.  The cash payments under this subsection (B) shall be increased by a tax gross up payment equal to Kessler’s income and FICA tax imposed on the payment under this subsection (B).

(C)           RAI shall pay Kessler an amount equal to the cost that RAI would incur for life, disability and accident insurance coverage (as calculated below) for the Separation Period as if Kessler had continued in employment and participated in RAI’s plans, less the premium charge that is paid by active RAI employees for such coverage as in effect at Kessler’s Date of Termination.  The monthly cost of disability, life and accident insurance coverage shall be calculated based on RAI’s monthly cost of such coverage on Kessler’s Date of Termination. The cash payments under this subsection (C) shall be increased by a tax gross up payment equal to Kessler’s income and FICA tax imposed on the payment under this subsection (C).

                (d)           Payment Provisions.

(1)           Except as provided in subsection (2) below, all amounts paid upon Kessler’s termination of employment as described in Sections 7(a), 7(b), and 7(c) shall be payable in regular payroll installments over the applicable period described in such Sections .  Such installments shall commence within thirty (30) days after the date of Kessler’s Date of Termination, subject to Kessler’s delivery to RAI of an effective release of all claims against RAI and its affiliates in the standard form provided by RAI for employee terminations (“Release”) and Kessler’s compliance with Section 12 below. Notwithstanding anything to the contrary in this Agreement, if RAI is paying Severance Benefits to Kessler pursuant to this Section 7(d), then COBRA Premiums paid pursuant to Section 7(c)(2)(B) shall be paid by RAI to Kessler only for the period during which Kessler elects to participate in continued health coverage under RAI’s health plan.  Notwithstanding anything in this subsection (d) to the contrary, no Release shall be required with respect to death benefits under Section 7(a)

(2)           If Kessler’s employment is terminated upon or within two (2) years after a Change of Control that is a 409A Change of Control, all amounts paid as upon Kessler’s termination of employment as described in Sections 7(a), 7(b), and 7(c) shall be payable in a single lump sump payment instead of installments.  The lump sum payment shall be made within thirty (30) days after Kessler’s Date of Termination, subject to Kessler’s delivery to RAI of an effective Release and compliance with Section 12 below.  For purposes of determining the amounts to be paid pursuant to Section 7(c)(2)(B) and Section 7(c)(2)(C), the single lump sum payment shall equal the total amount that would otherwise have been paid to Kessler under Section 7(c)(2)(B) and Section 7(c)(2)(C) for the duration of the Separation Period. as determined as of the Date of Termination.

(3)           Notwithstanding the foregoing, all payments that are subject to the section 409A six-month delay shall be postponed as described in Section 12 below.

(4)           Vesting of Options.  Upon any termination of this Agreement, the vesting of all options to purchase securities of RAI granted to Kessler during his employment with RAI shall be accelerated to the later of the effective date of termination of this Agreement, or six (6) months after the date such option was granted, and any provision contained in the agreements under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option that by its terms would vest prior to the date provided for in this paragraph 7(d).

8.           Gross-Up Payment.

a)           In the event that (i) Kessler becomes entitled to any benefits or payments in connection with the termination of Kessler’s employment, whether pursuant to the terms of this Agreement or otherwise, including without limitation the Severance Benefits (collectively, the “Total Benefits”), and (ii) any of the Total Benefits will be subject to the Excise Tax, RAI shall pay to Kessler an additional amount (the “Gross-Up Payment”) such that the net amount retained by Kessler, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes upon the payment provided for by this paragraph 8(a), shall be equal to the Total Benefits.  For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and the amount of such Excise Tax, the amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the amount of the Total Benefits reduced by the amount of such Total Benefits that, in the opinion of tax counsel selected by Kessler, at RAI’s expense and reasonably acceptable to RAI (“Tax Counsel”), are not excess parachute payments (within the meaning of section 28OG(b)(1) of the Code).

b)           For purposes of this Section 8, Kessler shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is (or would be) payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Kessler’s residence on the Date of Termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Code in the amount of itemized deductions allowable to Kessler applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by Kessler).  Except as otherwise provided herein, all determinations required to be made under this Section 8 shall be made by Tax Counsel.

c)           In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Kessler’s employment,

Kessler shall repay to RAI, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being repaid by Kessler to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Kessler’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), RAI shall make an additional Gross-Up Payment to Kessler in respect of such excess (plus any interest, penalties or additions payable by Kessler with respect to such excess) at the time that the amount of such excess is finally determined.

(d)           Any Gross-Up Payment shall be paid by RAI to Kessler within five (5) days of receipt of the Tax Counsel’s determination, but in any event not later than the end of the calendar year in which the related taxes are remitted to the taxing authority.

9.           Indemnification.

a)           If Kessler is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (herein a “proceeding”), by reason of the fact that he is or was an employee (which term includes officer, director, agent and any other capacity) of RAI or is or was serving at the request of RAI as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, Kessler shall be indemnified and held harmless by RAI to the fullest extent authorized by applicable law, against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) incurred or suffered by Kessler in connection therewith and such indemnification shall continue as to Kessler after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of Kessler’s heir, executors, and administrators; provided, however, that RAI shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by Kessler (other than a proceeding to enforce this paragraph 9) only if such proceeding (or part thereof) was authorized directly or indirectly by the Board of RAI.  The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be, promptly upon request, paid by RAI the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the Commonwealth of Pennsylvania requires the payment of such expenses incurred by an employee in his capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to RAI  of an undertaking, by or on behalf of Kessler, to repay all amounts so advanced if it shall ultimately be determined that such employee is not entitled to be indemnified under this paragraph or otherwise.

b)           The indemnification provided by this paragraph shall not be limited or exclude any rights, indemnities or limitations of liability to which Kessler may be entitled, whether as a matter of law, under the Certificate of Incorporation, By-laws of RAI, by agreement, vote of the stockholders or disinterested directors of RAI or otherwise.

c)           Kessler, in seeking indemnification under this Agreement (an “Indemnitee”), shall give the other party or parties (the “Indemnitor”) prompt written notice of any claim, suit or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages.  Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit or demand, at the Indemnitor’s expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor shall not, without the Indemnitee’s written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment.  The Indemnitee shall, at the Indemnitor’s expense, cooperate in the defense of any such claim, suit or demand.  If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of the Indemnitor.

d)           Kessler will be covered during the entire term of this Agreement by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of RAI or its affiliates, which such insurance shall be paid by RAI.

10.           Definitions.  Any terms not otherwise defined herein shall have the following meaning:

a)           “Average Compensation” means the average of the three highest amounts of annual total compensation received by Kessler during any of the then current calendar year (on an annualized basis) and the then preceding eight (8) calendar years.

b)           “Board” means the Board of Directors of RAI.

c)           A “Change of Control” means the occurrence of any of the following events:

(A)           Consummation of a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) RAI’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(B)           Consummation of a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI’s assets;

(C)           During any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

d)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

e)           “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

f)           “Excise Tax” means any excise tax imposed under Section 4999 of the Code or a similar provision that may later be enacted.

g)           A “409A Change of Control” means a Change of Control of RAI that meets the requirements of a change of control under section 409A of the Code and section 1.409A-3(i)(5) of the Treasury Regulations, and any additional guidance or regulations promulgated under section 409A of the Code.

(h)           “Notice of Termination” After a Change of Control, Kessler may terminate this Agreement by sending a written notice to RAI that shall (i) specify the date of termination (the “Date of Termination”) which shall not be more than sixty (60) days from the date such Notice of Termination is given, (ii) indicate the specific provisions of this Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances for the application of the provisions indicated.

(i)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act and shall also include any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

(j)           “RAI” means Resource America, Inc., a Delaware corporation and any direct or indirect subsidiary of RAI by which Kessler is employed.  References to payments, benefits, privileges or other rights to be provided by RAI or  such subsidiary by which Kessler is employed, as the case may be, will correspond to the corporate entity obligated to make payments or provide benefits, privileges or other rights pursuant to employee benefit plans affected by the provisions hereof, and in the absence of any such existing plans or provisions, such reference shall be deemed to be to RAI.  RAI shall also mean any successor by merger or other business combination to more than one-half of the assets or ownership of RAI.

        11.           Miscellaneous.

a)           Severability.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

b)           Modification of Agreement.  This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

c)           Waiver.  The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving affect to the principles of conflicts of laws.

e)           Notices.  Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this section.

If to RAI:

Resource America, Inc.
1 Crescent Drive, Suite 203
Navy Yard
Philadelphia, PA  19112

If to Kessler:

Steven J. Kessler
1 Crescent Drive, Suite 203
Navy Yard
Philadelphia, PA  19112

(f)           Duplicate Originals and Counterparts.  This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

        12.           Section 409A.

                (a)           Payment Delay.  Notwithstanding anything in this Agreement to the contrary, if Kessler is a “specified employee” of a publicly traded corporation under section 409A of the Code and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, with interest (if applicable), shall be paid in a lump sum payment within ten (10) days after the end of the six-month period.  If Kessler dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, with interest (if applicable), shall be paid to the personal representative of Kessler’s estate within sixty (60) days after the date of Kessler’s death.  A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board.  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.  If a Change of Control shall have occurred and amounts are postponed on account of section 409A, interest on the postponed amounts shall accrue during for the postponement period at the prime rate published in the Wall Street Journal on Kessler’s Date of Termination.

                (b)           Section 409A Compliance.  This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A.  Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption.  All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A.  For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments.  In no event may Kessler, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Kessler’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the date first above written.

RESOURCE AMERICA, INC.

By: /s/ Michael S. Yecies
Michael S. Yecies
SVP, CLO & Sec.

/s/ Steven J. Kessler
STEVEN J. KESSLER